Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$4,210,000	$129.25

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, as amended, the Registration Statement, and have been carried forward, of which $129.25 is offset against the registration fee due for this offering and of which $1,382,101.31 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 201
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$4,210,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Buffered Return Enhanced Notes Linked to a Basket of Ten Commodities and Two Commodity Indices
Due November 24, 2010

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:

•  Senior unsecured obligations of Lehman Brothers Holdings Inc.

•  CUSIP: 52517PY47

•  ISIN: US52517PY479

•  The notes are designed for investors who believe that the value of the Component Commodities will have appreciated relative to their Initial Commodity Prices on the Valuation Date.

•  Component Commodities: Crude Oil, Natural Gas, RBOB Gasoline, Heating Oil, Aluminum, Copper, Nickel, Zinc, Lead, Gold, GSCI® Livestock and GSCI® Agriculture (each as defined in “Description of the Notes” below)

•  Basket: The Basket will be comprised of the twelve Component Commodities. Each of Crude Oil, Natural Gas, RBOB Gasoline, Heating Oil, Aluminum, Copper, Nickel, Zinc, Lead, Gold, GSCI® Livestock and GSCI® Agriculture makes up a portion of the Basket with a weighting, on the date of this pricing supplement, (each a “Component Weighting”) as follows:

•   The notes are not principal protected, even if held to maturity.

•   Each $1,000 denominated note will receive a single U.S. dollar payment on the Maturity Date equal to:

(A)   the sum of $1,000 plus the product of $1,000 times the Basket Return times the Upside Participation Rate, if the Final Basket Level is greater than the Initial Basket Level;

(B)    $1,000, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level; or

(C)    the sum of $1,000 plus the product of $1,000 times the sum of the Basket Return plus the Protection Percentage, if the Final Basket Level is less than the Buffer Level.

•       Upside Participation Rate: 187%

•       Protection Percentage: 20.0%

•       Buffer Level: the product of 80.0% times the Initial Basket Level.

•       Basket Return: A quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

Component Commodities	Component Weighting

•       Final Basket Level: the product of 100 times the sum of 1 plus the sum of the Weighted Component Commodity Returns.

•       Initial Basket Level: Set to 100 on the date hereof.

•       Weighted Component Commodity Returns: For each Component Commodity, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price for such Component Commodity.

•       Initial Commodity Prices:

Crude Oil	15%
Natural Gas	10%
RBOB Gasoline	5%
Heating Oil	5%
Aluminum	7%
Copper	7%
Nickel	6%
Zinc	5%
Lead	5%	Component
Gold	5%	Commodity	Initial Commodity Price
GSCI® Livestock	10%	Crude Oil	US$64.86
GSCI® Agriculture	20%	Natural Gas	US$8.075

•      Maturity Date: November 24, 2010

•      Valuation Date: November 17, 2010, or if such day is not a Valuation Business Day (as defined in “Description of the Notes” below), the immediately preceding Valuation Business Day; provided that if a Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described in “Description of the Notes” below).

•      Denominations: U.S.$1,000 and whole multiples of U.S.$1,000 in excess thereof.

•      Minimum Investment: $20,000

Payments:

•      No interest payments during the term of the notes.

		RBOB Gasoline	US$2.4366
		Heating Oil	US$1.9292
		Aluminum	US$2,760.5
		Copper	US$7,455
		Nickel	US $52,490
		Zinc	US$3,670
		Lead	US$2,005
		Gold	US$656.75
		GSCI® Livestock	378.3157
		GSCI® Agriculture	60.9566
		• Final Commodity Price: For each Component Commodity, the Commodity Price (as defined in “Description of the Notes” below) on the Valuation Date.

The notes are not principal protected, even if held to maturity, and you may lose a substantial part of your investment.  If the Final Basket Value is less than the Buffer Level on the Valuation Date—that is, if the Final Basket Value has depreciated relative to the Initial Basket Level by more than 20%—you could lose up to $800 per $1,000 note.

Investing in the notes involves risks.  Risk Factors begin on page PS-5 and begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	U.S.$4,210,000
Underwriting discount	0%	U.S.$ 0
Proceeds to Lehman Brothers Holdings Inc.	100%	U.S.$4,210,000

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about May 24, 2007.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

May 17, 2007

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page PS-4 and begin on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to a basket (the “Basket”) that measures the performance of Crude Oil, Natural Gas, RBOB Gasoline, Heating Oil, Aluminum, Copper, Nickel, Zinc, Lead, Gold, GSCI® Livestock and GSCI® Agriculture (each as defined in “Description of the Notes” below).  We refer to Crude Oil, Natural Gas, RBOB Gasoline, Heating Oil, Aluminum, Copper, Nickel, Zinc, Lead, Gold, GSCI® Livestock and GSCI® Agriculture as the Component Commodities. We separately refer to each of GSCI® Livestock and GSCI® Agriculture as and Index and together as the Indices. Each of the Component Commodities makes up a portion of the Basket with a weighting, on the date of this pricing supplement, (each a “Component Weighting”) as follows:

Component Commodities	Component Weighting
Crude Oil	15%
Natural Gas	10%
RBOB Gasoline	5%
Heating Oil	5%
Aluminum	7%
Copper	7%
Nickel	6%
Zinc	5%
Lead	5%
Gold	5%
GSCI® Livestock	10%
GSCI® Agriculture	20%

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on November 24, 2010 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return on principal at maturity.

What will I receive if I hold the notes until the Maturity Date?

We have designed this type of note for investors who believe the value of the Component Commodities will have appreciated on the Valuation Date relative to their Initial Commodity Prices.

At maturity, you will receive a payment for each $1,000 denominated note equal to:

(A)  the sum of $1,000 plus the product of $1,000 times the Basket Return times the Upside Participation Rate, if the Final Basket Level is greater than the Initial Basket Level;

(B)  $1,000, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level; or

(C)  the sum of $1,000 plus the product of $1,000 times the sum of the Basket Return plus the Protection Percentage, if the Final Basket Level is less than the Buffer Level.

The Upside Participation Rate is 187%.

The Protection Percentage is 20.0%.

The Buffer Level is the product of 80.0% times the Initial Basket Level.

The Basket Return is a quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

The Final Basket Level is the product of 100 times the sum of 1 plus the sum of the Weighted Component Commodity Returns.

The Initial Basket Level is set to 100 on the date hereof.

The Weighted Component Commodity Returns are, for each Component Commodity, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price for such Component Commodity.

The Initial Commodity Prices for each Component Commodity are as follows:

Component Commodity	Initial Commodity Price
Crude Oil	US$64.86
Natural Gas	US$8.075
RBOB Gasoline	US$2.4366
Heating Oil	US$1.9292
Aluminum	US$2,760.5
Copper	US$7,455
Nickel	US $52,490
Zinc	US$3,670
Lead	US$2,005
Gold	US$656.75
GSCI® Livestock	378.3157
GSCI® Agriculture	60.9566

The Final Commodity Price is, for each Component Commodity, the Commodity Price (as defined in “Description of the Notes” below) on the Valuation Date.

The Valuation Date is November 17, 2010, or if such day is not a Valuation Business Day (as defined in “Description of the Notes” below), the immediately preceding Valuation Business Day; provided that if a Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described in “Description of the Notes” below).

The notes are not principal protected, even if held to maturity, and you may lose a substantial part of your investment.  If the Final Basket Value is less than the Buffer Level on the Valuation Date—that is, if the Final Basket Value has depreciated relative to the Initial Basket Level by more than 20%—you could lose up to $800 per $1,000 note.

You can review hypothetical Redemption Amount at Maturity payment examples under “Description of the Notes—Hypothetical Redemption Amount at Maturity Payment Examples”.

How will I be able to find the Component Commodities at any point in time?

You can obtain the level of the Component Commodities at any time by calling your Lehman Brothers sales representative.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on PS-4 and page S-4 of the MTN prospectus supplement.

What about taxes?

We believe the notes will be treated as financial contracts as described under “Certain United States Federal Income Tax Consequences” below and “Supplemental United States Federal Income Tax Consequences—Financial Contracts” in the MTN prospectus supplement.

What happens in the event of a Disruption Event?

If the Calculation Agent determines that a Disruption

Event (as defined in “Description of the Notes” below) has occurred with respect one or more Component Commodities (other than the Indices) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Basket Level using:

•                  for each such Component Commodity that did not suffer a Disruption Event on the scheduled Valuation Date, the Final Commodity Price for that Component Commodity on the scheduled Valuation Date, and

•                  for each such Component Commodity that did suffer a Disruption Event on the scheduled Valuation Date, either the Final Commodity Price on the immediately succeeding trading day for such Component Commodity on which no Disruption Event occurs or is continuing with respect to such Component Commodity or in the Calculation Agent’s sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant, as described in “Description of the Notes” below.

With respect to any Component Commodity that is an Index, if a Disruption Event relating to one or more futures contracts then included in the Index or any Successor Index (as defined in “Description of the Notes” below) (each such contract, an “Index Contract”) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Commodity Price for such Index or Successor Index in good faith in accordance with the formula for and method of calculating the Index or Successor Index last in effect prior to commencement of the Disruption Event, using:

•                  for each Index Contract that did not suffer a Disruption Event on the scheduled Valuation Date, the settlement price on the applicable organized exchange or market of trading for such Index Contract on the scheduled Valuation Date, and

•                  for each Index Contract that did suffer a Disruption Event on the scheduled Valuation Date, the settlement price on the organized exchange or market of trading for such Index Contract on the immediately succeeding trading day on which no Disruption Event occurs or is continuing  with respect to such Index Contract;

provided however that if a Disruption Event has occurred or is continuing with respect to such Index Contract on each of the three scheduled trading days following the scheduled Valuation Date, then (a) that third scheduled trading day shall be deemed the Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant. See “Description of the Notes”.

What happens in the event of an Index Unavailability Event?

If an Index Unavailability Event (as defined in “Description of the Notes” below) is in effect on the scheduled Valuation Date (and no Disruption Event is then in effect), the Calculation Agent will determine the Final Commodity Price for the affected Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability Event, using the closing price for each Index Contract most recently constituting the Index on the organized exchange or market of trading for that Index Contract.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the agent and the calculation agent for purposes of determining the Redemption Amount payable on the Maturity Date as well as determining whether a Disruption Event or Index Unavailability Event has occurred and is continuing.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors— An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Component Commodities (other than the Indices) and the Index Contracts or in other instruments, such as options, swaps or futures, based on the Component Commodities (other than the Indices) and the Index Contracts. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

RISK FACTORS

Unlike ordinary debt securities, the return on the notes at maturity depends on the prices of the Component Commodities on the Valuation Date. The notes are a riskier investment than ordinary debt securities. Also, the notes are not equivalent to investing directly in the Component Commodities. Before investing in the notes, certain risk factors should be carefully considered by prospective investors in the notes. Risks specific to the notes are described below and are in addition to, and should be read in conjunction with, the risk factors disclosed in the MTN prospectus supplement.

An investment in the notes is subject to risks associated with the performance of the Component Commodities.

The notes do not bear interest, and the return on the notes at maturity is dependent on the Basket Return, which in turn depends on the performance of the prices of the Component Commodities.  Because the notes are only 20% principal protected if held to maturity, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, which is equal to 80% of the Initial Basket Level (that is, the Final Basket Level has depreciated by no more than 20% relative to the Initial Basket Level), you will receive at maturity only the return of your principal invested.  If the Final Basket Level is less than the Buffer Level (that is, the Final Basket Level has depreciated by more than 20% relative to the Initial Basket Level), you will be exposed to a loss of up to 80% of the principal you invest in the notes, or a potential loss of $800 on each $1,000 principal amount note.

The prices of the Component Commodities (or, in the case of the Component Commodities that are Indices, the Index Contracts that comprise the given Index and the commodities underlying such Index Contracts) are primarily affected by the global demand for and supply of such Component Commodities or Index Contracts (including certain specific factors discussed below), but from time to time may also be significantly affected by speculative actions or currency exchange rates.  Demand for the Component Commodities and Index Contracts (or the commodities underlying such Index Contracts) is significantly linked to the level of global industrial economic activity, but is also influenced by other factors such as government regulations (including environmental or consumption policies) and growth in industrial production and gross domestic product in emerging market countries, such as India or China, that have become oversized users of commodities and therefore increased the extent to which commodities rely on these markets.  In addition to general economic activity and demand, prices for a Component Commodity can be influenced by political events, agricultural events or policies, weather, trade and diseases, as well as labor activity and supply disruptions in regions of the world that are major producers of the relevant Component Commodity, all of which will tend to affect worldwide prices of a Component Commodity or Index Contract (or the commodity underlying the relevant Index Contract), regardless of the location of the event.  It is impossible to predict what effect these factors will have on the value of any of the Component Commodities and thus, the return on the notes.

In the event of sudden disruptions in the supplies of a Component Commodity or Index Contract (or commodity underlying an Index Contract), such as those caused by war, natural events, or accidents, prices of a Component Commodity and futures contracts on a Component Commodity (or, in the case of the Component Commodities that are Indices, either the Index itself or a specific Index Contract) could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the introduction of new or previously withheld supplies of the Component Commodities (or of the commodities underlying an Index Contract) into the market or the introduction of substitute products or commodities.  In addition, there are substitutes for each of the Component Commodities and each of the commodities underlying the Index Contracts) in various applications, and the availability and price of these substitutes (and in particular, a decrease in the price of any of these substitute commodities) will also affect demand for a Component Commodity or a commodity underlying an Index Contracts and may have a material adverse effect on the price of a Component Commodity.

In addition, the Component Commodities other than the Indices are also subject to certain specific risks (for a discussion of risks related to the Indices, see below).

Specific factors affecting the price of Aluminum.  The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials.

Specific factors affecting the price of Copper.  The price of copper is primarily affected by the global demand for and supply of copper. Copper is a conductor of electricity, and one of the most significant applications for copper is the production of cable, wire and electrical products for both the electrical and building industries. Construction is another principal industrial application for copper, which is used in pipes for plumbing, heating, ventilation, and air conditioning, along with masonry wiring and sheet metal facing.   Demand for copper products in recent years has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Specific factors affecting the price of Gold.  The price of gold is primarily affected economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewellery demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies.

Specific factors affecting the price of Lead.  The price of lead is primarily affected by the global demand for, and supply of, lead.  Demand for lead is significantly influenced by the level of global industrial economic activity.  The storage battery market is particularly important given that the use of lead in the manufacture of batteries accounts for approximately two-thirds of worldwide lead demand.  Lead is also used to house power generation units as it protects against electrical charges and dangerous radiations. Additional applications of lead include petrol additives, pigments, chemicals and crystal glass.  The supply of lead is widely spread around the world.  It is affected by current and previous price levels, which influence important decisions regarding new mines and smelters.  A critical factor influencing supply is the environmental regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

Specific factors affecting the price of Nickel.  The price of nickel is primarily affected by the global demand for and supply of nickel. Primary nickel improves the durability and strength of steel and provides corrosion resistance, allowing for the production of stainless steel, which is the primary consumer of primary nickel. It is also used in the production of special metal alloys, many of which are used in automotive parts.  Russia has the world’s largest nickel reserves and therefore is the largest nickel producer, while Australia and Canada are also significant producers.

Specific factors affecting the price of Zinc.  The price of zinc is primarily affected by the global demand for and supply of zinc.  The manufacture of galvanized steel, which adds protection against corrosion to steel-based building structures, vehicles, machinery and general household equipment, accounts  for a significant percentage of world-wide zinc demand.  Accordingly, the demand for zinc is highly correlated to the supply of and demand for galvanized steel, which is in turn heavily dependent on the automobile and construction sectors.   The largest reserves of zinc concentrate (the raw material) are in Australia, Canada, China and Latin American countries (particularly Peru).

Specific factors affecting the price of Natural Gas.   Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. In turn, factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

Specific factors affecting the price of RBOB Gasoline.  The level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during “driving seasons” usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of non-oxygenated gasoline.

Specific factors affecting the price of Heating Oil.  The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for buildings. Heat oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

Specific factors affecting the price of Crude Oil. The price of crude oil is primarily affected by the global demand for and supply of crude oil. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of

Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. A decrease in the price of any of these commodities may have a material adverse effect on the price of crude oil and the return on an investment in the notes.

Many factors affect the market value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

The market value of the notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the market value of the notes caused by another factor and the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor.  For example, the market value of the notes will be affected by changes in the level of interest rates, the time to maturity of the notes (and any associated “time premium”) and our credit ratings.  In addition, the market value of the notes will also be affected by certain specific factors, which are described in the following paragraphs (along with the expected impact on the market value of the notes given a change in that specific factor, assuming all other conditions remain constant).

The prices of the Component Commodities will affect the market value of the notes. It is expected that the market value of the notes will depend on where the prices of the Component Commodities are trading relative to the Initial Commodity Prices.  If you choose to sell your notes when the price of one or more of the Component Commodities is trading at a level below its respective Initial Commodity Price, or when the market perceives an increased risk of this occurring, the trading price of the notes may be adversely affected, and you may receive substantially less than the principal amount of the notes sold.

Changes in the volatility of the Component Commodities and their prices are expected to affect the market value of the notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of one or more of the Component Commodities or the prices of the Component Commodities increases or decreases, the market value of the notes may be adversely affected. The volatility of the Component Commodities and their prices (including, in the case of the Component Commodities that are Indices, the Index Contracts that comprise the given Index) are affected by a variety of factors, including weather, diseases, agricultural events or policies, governmental programs and policies, national and international political and economic events (including terrorist attacks and wars), changes in interest and exchange rates and trading activity in the Component Commodities, futures contracts on the Component Commodities and the commodities underlying the Index Contracts.

Suspension or disruptions of market trading in the commodity markets may adversely affect the value of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the prices of one or more of the Component Commodities (including, in the case of the Component Commodities that are Indices, the Index Contracts that comprise the given Index or the commodities underlying the Index Contracts), and, therefore, the value of your notes.

Active trading in options, futures contracts, options on futures contracts and underlying commodities may adversely affect the value of the notes.  Lehman Brothers Commodity Services Inc. and certain other of our affiliates actively trade the Component Commodities, futures contracts on the Component Commodities (including, in the case of the Component Commodities that are Indices, the Index Contracts or the commodities underlying the Index Contracts) on a spot and forward basis and other contracts and products in or related to the Component Commodities and other derivative products (including futures contracts, options on futures contracts and options and swaps on the Component Commodities).  We or our affiliates may also issue or underwrite other financial instruments with returns indexed to one or more of the Component Commodities or futures contracts on the Component Commodities (including, in the case of the Component Commodities that are Indices, the Index Contracts or the commodities underlying the Index Contracts) and derivative commodities. These trading and underwriting activities by us, Lehman Brothers Inc., Lehman Brothers Commodity Services Inc. or our other affiliates, or by unaffiliated third parties, could adversely affect the prices of the Component Commodities, which could in turn affect the return on and the value of the notes.

Higher future prices of commodity futures contracts constituting the GSCI® Agriculture and the GSCI® Livestock relative to their current prices may lead to a decrease in the GSCI® Agriculture and the GSCI® Livestock, and therefore the amount payable on the notes.

The Indices are composed of the Index Contracts, which are futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodities directly, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. A fundamental characteristic of each of the Indices, like other commodity indices, is that as a result of being comprised of futures contracts, each Index must be managed to ensure it does not take delivery of the commodities in question.  This is achieved through a process referred to as “rolling”, under which a given Index Contract during a month in which it approaches its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract).  Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts.  When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts.  When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts.  While many of the commodities underlying the Index Contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Indices and, accordingly, the amount payable at maturity of the notes.

Changes in the composition and valuation of the GSCI® Agriculture and the GSCI® Livestock may adversely affect the market value and/or the payment at maturity of the notes.

The composition of the Indices may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Indices fail to satisfy such criteria. The weighting factors applied to each commodity included in the Indices change annually, based on changes in commodity production statistics.  In addition, S&P, in consultation with its Advisory Committee, may modify the methodology for determining the composition and weighting of the Indices and for calculating their value in order to assure that the Indices represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the Indices, and for valuing the Indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value and/or the payment at maturity for the notes.

The GSCI® Agriculture and the GSCI® Livestock may include Index Contracts that are not traded on regulated futures exchanges.

The Indices were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). As described below, however, the Indices may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Standard & Poor’s has no obligation to consider your interests.

Standard & Poor’s, a division of The McGraw Hill Companies (“S&P”) is responsible for calculating and maintaining the Indices. S&P can make methodological changes that could change the value of the Indices at any time and it has no obligation to consider your interests. S&P may discontinue or suspend calculation or dissemination of the Indices. If one or more of these events occurs, the calculation of the Index may be adjusted to reflect such event or events, or a successor index may be substituted for the discontinued Index.  Any of these actions could adversely affect market value of the notes or the Final Basket Level (and therefore the Redemption Amount of the notes). S&P has no obligation to consider your interests in calculating or revising the methodology of the Indices.

The GSCI® Agriculture and the GSCI® Livestock may be more volatile and susceptible to price fluctuations of commodities than a broader commodities index.

The Indices may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the GSCI® Excess Return Index (“GSCI®”). In contrast to the GSCI®, which includes the Index Contracts as well as contracts on non-agricultural and non-livestock commodities, the Indices are comprised solely of the Index Contracts. As a result, price volatility in the Index Contracts will likely have a greater impact on the Indices than it would on the broader GSCI®, and the Indices individually will be more susceptible to fluctuations and declines in value of the Index Contracts. In addition, because the Indices omit principal market sectors represented in the GSCI®, they may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

The inclusion in the original issue price of the broker’s fee and our cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes the broker’s fee and our cost of hedging its obligations under the notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing a hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which a broker will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

The use of a return on a basket of Component Commodities instead of a single commodity or index return may adversely affect the return on your investment.

The amount payable on the notes, if any, is based on the Final Basket Level, which in turn is based on the combined performance of the Component Commodities.  Because price movements in the Component Commodities may not correlate with each other, at a time when the price of one or more of the Component Commodities increases, the price of one or more of the other Component Commodities may increase to a lesser extent or may decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Component Commodities.

The return on your notes may not reflect all developments in the Component Commodities.

Because the payout will be based on the Basket Return, which in turn is calculated based on the Final Basket Level on the Valuation Date, which is a single Valuation Business Day near the end of the term of the notes, the prices of the Component Commodities at other times during the term of the notes or at the Maturity Date could be higher than the Final Basket Level on the Valuation Date.  This difference could be particularly large if there is a significant decrease in the prices of the Component Commodities during the latter portion of the term of the notes or if there is significant volatility in the prices of the Component Commodities during the term of the notes, especially on dates near the Valuation Date.

Lack of regulation.

The notes are debt securities that are our direct obligations.  The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell futures contracts on Component Commodities on the Relevant Exchanges (or, in the case of the Component Commodities that are Indices, the Index Contracts) for the benefit of holders of the notes. The notes are not themselves futures contracts, and an investment in the notes does not constitute either an investment in the Component Commodities or futures contracts on Component Commodities (or, in the case of the Component Commodities that are Indices, the Index Contracts or the commodities underlying the Index

Contracts) or in a collective investment vehicle that trades in the Component Commodities or futures contracts on the Component Commodities (including Index Contracts or commodities underlying the Index Contracts).

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools.

The notes do not constitute investments by you in futures contracts traded on regulated futures exchanges.  Accordingly, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

You must rely on your own evaluation of the merits of an investment linked to the Component Commodities.

In the ordinary course of their businesses, our affiliates may from time to time express views on expected movements in the price of Component Commodities (or, in the case of the Component Commodities that are Indices, the Index Contracts or the commodities underlying the Index Contracts) and other commodities, including those in the agricultural and livestock sectors. These views are sometimes communicated to clients who participate in the markets for the Component Commodities and other commodity sectors. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the markets for the Component Commodities and other sectors may at any time have significantly different views from those of us or our affiliates.  In connection with your purchase of the notes, you should investigate the Component Commodities and not rely on views which may be expressed by us or our affiliates in the ordinary course of their businesses with respect to future Component Commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Component Commodities. Neither the offering of the notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of their businesses with respect to future price movements of the Component Commodities (or, in the case of the Component Commodities that are Indices, the Index Contracts or the commodities underlying the Index Contracts) constitutes a recommendation as to the merits of an investment in your notes.

Suspension or disruption of market trading in the Component Commodities or other futures contracts on the Component Commodities and certain other events may require a postponement in the Valuation Date for one or more of the Component Commodities, and may adversely affect the value of the notes.

Certain events, including events involving the suspension or disruption of market trading in the Component Commodities or futures contracts on the Component Commodities (or, in the case of the Component Commodities that are Indices, the Index Contracts or the commodities underlying the Index Contracts) constitute Disruption Events under the terms of the notes.  For further information on these events, see “Description of the Notes” below.  To the extent any of these events occurs with respect to one or more of the Component Commodities (or, in the case of the Component Commodities that are Indices, one or more of the relevant Index Contracts) and remains in effect on the scheduled Valuation Date for the notes, the Valuation Date for the affected Component Commodity or affected Index Contract may be postponed until the Disruption Event ceases to be in effect or, if the Disruption Event remains in effect for three scheduled trading days after the Valuation Date, the price for the affected Component Commodity used to calculate the Final Basket Level (or, with respect to an Index Contract, the price for that Index Contract used to determine the price of the Index that is used to calculate the Final Basket Level) will be determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price for the affected Component Commodity or Index Contract and any other information that in good faith it deems relevant.

In the event the Valuation Date for one or more Component Commodities or Index Contracts is delayed, the Final Commodity Price for the affected Component Commodity or for the Index containing the affected Index Contract may be lower, and could result in the Final Basket Level (and consequent Basket Return and Redemption Amount) being lower, than what you may have anticipated based on the last available price for the affected Component Commodity as of the scheduled Valuation Date.

There are specific risks you should consider relating to the trading of commodities on the London Metal Exchange.

The prices of Aluminum, Copper, Lead, Nickel and Zinc will be determined by reference to the official cash delivery settlement price of contracts traded on the London Metal Exchange (the “LME”). The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets, and certain features of regulated futures markets are not present in the context of LME trading. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract, weekly from three months to six months, and monthly thereafter up to 63, 27 and 15 months forward depending on the commodity (63 months forward for each of Aluminum and Copper, 27 months for each of Nickel and Zinc and 15 months for Lead), in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations are occurring on the Valuation Date, the Final Commodity Price and, therefore, the Final Basket Level (and consequent Basket Return and Redemption Amount), could be adversely affected.

An investment in the notes is subject to risks associated with the London Bullion Market Association and the London bullion market.

Gold is traded on the London bullion market, which is the market in London on which the members of the London Bullion Market Association (LBMA) quote prices.  Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for gold, and consequently the Final Commodity Price of gold, as well as the Final Basket Level (and consequent Basket Return and Redemption Amount) or the value of the notes, may be affected.  The London bullion market is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of London bullion market trading. For example, there are no daily price limits on the London bullion market which would otherwise restrict fluctuations in the prices of London bullion market contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

DESCRIPTION OF THE NOTES

The U.S.$4,210,000 aggregate principal amount of Buffered Return Enhanced Notes Linked to a Basket of Ten Commodities and Two Commodity Indices Due November 24, 2010 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings.  The CUSIP number for the notes is 52517PY47 and the ISIN number is US52517PY479. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof with a minimum investment of U.S. $20,000, and will have a stated “Maturity Date” of November 24, 2010 or if such day is not a New York business day, on the next following New York business day.

The notes are offered as commodity-linked notes with a Redemption Amount at Maturity determined by reference to the performance of the Component Commodities in relation to each Initial Commodity Price.

The “Redemption Amount at Maturity” for each $1,000 note will be a single U.S. dollar payment on the Maturity Date equal to:

(A)  the sum of $1,000 plus the product of $1,000 times the Basket Return times the Upside Participation Rate, if the Final Basket Level is greater than the Initial Basket Level;

(B)  $1,000, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level; or

(C)  the sum of $1,000 plus the product of $1,000 times the sum of the Basket Return plus the Protection Percentage, if the Final Basket Level is less than the Buffer Level.

The notes are not principal protected, even if held to maturity, and you may lose a substantial part of your investment.  If the Final Basket Value is less than the Buffer Level on the Valuation Date—that is, if the Final Basket Value has depreciated relative to the Initial Basket Level by more than 20%—you could lose up to $800 per $1,000 note.

The “Component Commodities” and “Commodity Weightings” are as follows:

Component Commodities	Component Weighting
Light sweet crude oil (“Crude Oil”)	15%
Henry Hub natural gas (“Natural Gas”)	10%
Reformulated gasoline blendstock for oxygen blending (“RBOB Gasoline”)	5%
No. 2 fuel heating oil (“Heating Oil”)	5%
High Grade Primary Aluminium (“Aluminum”)	7%
Copper — Grade A (“Copper”)	7%
Primary Nickel (“Nickel”)	6%
Special High Grade Zinc (“Zinc”)	5%
Standard Lead (“Lead”)	5%
Gold (“Gold”)	5%
S&P GSCI Livestock Index Excess Return (“GSCI® Livestock”) calculated and published by the Index Sponsor, subject to adjustment in accordance with Index Adjustment below	10%
S&P GSCI Agriculture Index Excess Return (“GSCI® Agriculture”) calculated and published by the Index Sponsor, subject to adjustment in accordance with Index Adjustment below	20%

The “Upside Participation Rate” is 187%.

The “Protection Percentage” is 20.0%.

The “Buffer Level” is the product of 80.0% times the Initial Basket Level.

The “Basket Return” is a quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

The “Final Basket Level” is the product of 100 times the sum of 1 plus the sum of the Weighted Component Commodity Returns.

The “Initial Basket Level” is set to 100 on the Trade Date.

The “Trade Date” is the date hereof.

The “Weighted Component Commodity Returns” are, for each Component Commodity, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price for such Component Commodity.

The “Initial Commodity Prices” for each Component Commodity are as follows:

Component Commodity	Initial Commodity Price
Crude Oil	US$64.86
Natural Gas	US$8.075
RBOB Gasoline	US$2.4366
Heating Oil	US$1.9292
Aluminum	US$2,760.5
Copper	US$7,455
Nickel	US $52,490
Zinc	US$3,670
Lead	US$2,005
Gold	US$656.75
GSCI® Livestock	378.3157
GSCI® Agriculture	60.9566

The “Final Commodity Price” is, for each Component Commodity, the Commodity Price on the Valuation Date.

The “Commodity Price” for each Component Commodity is as follows:

Component Commodity	Commodity Price
Crude Oil Natural Gas RBOB Gasoline Heating Oil

For each of Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil, the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) for that Component Commodity, expressed (a) in the case of Crude Oil, as the U.S. dollar price per barrel, (b) in the case of Natural Gas, as the U.S. dollar price per million British thermal units (Btu), and (c) in the case of RBOB Gasoline and Heating Oil, as the U.S. dollar price per gallon, in each case as made public by the Relevant Exchange for that Component Commodity (subject to the occurrence of a Disruption Event).

Aluminum Copper Nickel Zinc Lead

For each of Aluminum, Copper, Nickel, Zinc and Lead, the official settlement price of that Component Commodity for cash delivery, expressed as the U.S. dollar price per metric ton of the Component Commodity, as made public by the Relevant Exchange for that Component Commodity (subject to the occurrence of a Disruption Event).

Gold

The office afternoon fixing price of Gold, stated in U.S. dollars per troy ounce, as calculated and quoted by the London Bullion Market Association (the “LBMA”) (subject to the occurrence of a Disruption Event).

GSCI® Livestock GSCI® Agriculture

For each of GSCI® Livestock and GSCI® Agriculture (each an “Index” and collectively the “Indices”), the closing level of that Index, as determined and published by the Index Sponsor (subject to the occurrence of a Disruption Event), rounded to four decimal places.

The “Relevant Exchange” for each Component Commodity is as follows:

Component Commodity	Relevant Exchange
Crude Oil	The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (“NYMEX”)
Natural Gas	NYMEX
RBOB Gasoline	NYMEX
Heating Oil	NYMEX
Aluminum	London Metal Exchange (“LME”)
Copper	LME
Nickel	LME
Zinc	LME
Lead	LME
Gold	The market in London on which members of the LBMA quote prices for the buying and selling of Gold.

The “Valuation Date” is November 17, 2010, or if such day is not a Valuation Business Day, the immediately preceding Valuation Business Day; provided that if a Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described below).

A “Valuation Business Day” is a day, as determined in good faith by the Calculation Agent, on which (a) the Relevant Exchange for each Component Commodity and (b) each organized exchange or market of trading for any Index Contract, is scheduled to be (or, but for the occurrence of a Disruption Event, would have been) open for trading during its regular trading session (notwithstanding the Relevant Exchange or organized exchange or market, as applicable, closing prior to its scheduled closing time).

The “Index Sponsor” is Standard & Poor’s, a division of the McGraw-Hill Companies.

If a Disruption Event identified in clauses (A), (B) or (C) below relating to one or more Component Commodities (other than the Indices) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Basket Level using:

•                  for each such Component Commodity that did not suffer a Disruption Event on the scheduled Valuation Date, the Final Commodity Price for that Component Commodity on the scheduled Valuation Date, and

•                  for each such Component Commodity that did suffer a Disruption Event on the scheduled Valuation Date, the Final Commodity Price on the immediately succeeding trading day for such Component Commodity on which no Disruption Event occurs or is continuing with respect to such Component Commodity;

provided however that if a Disruption Event has occurred or is continuing with respect to a Component Commodity on each of the three scheduled trading days following the scheduled Valuation Date, then (a) that third scheduled trading day shall be deemed the Valuation Date for the affected Component Commodity; and (b) the Calculation Agent will determine the Final Commodity Price for the affected Component Commodity on such day in its sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant.

If a Disruption Event identified in clauses (D) or (E) below relating to one or more Component Commodities (other than Gold or the Indices) is in effect on the Valuation Date, the Calculation Agent will determine the Final Commodity Price for the affected Component Commodity on the scheduled Valuation Date in its sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant.

With respect to any Component Commodity that is an Index, if a Disruption Event relating to one or more futures contracts then included in the Index or any Successor Index (each such contract, an “Index Contract”) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Commodity Price for such Index or Successor Index in good faith in accordance with the formula for and method of calculating the Index or Successor Index last in effect prior to commencement of the Disruption Event, using:

•                  for each Index Contract that did not suffer a Disruption Event on the scheduled Valuation Date, the settlement price on the applicable organized exchange or market of trading for such Index Contract on the scheduled Valuation Date, and

•                  for each Index Contract that did suffer a Disruption Event on the scheduled Valuation Date, the settlement price on the organized exchange or market of trading for such Index Contract on the immediately succeeding trading day on which no Disruption Event occurs or is continuing  with respect to such Index Contract;

provided however that if a Disruption Event has occurred or is continuing with respect to such Index Contract on each of the three scheduled trading days following the scheduled Valuation Date, then (a) that third scheduled trading day shall be deemed the Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A “Disruption Event” (a) for a Component Commodity other than an Index, any of the following events with respect to that Component Commodity or (b) with respect to an Index any of the following events with respect to an Index Contract, in each case as determined in good faith by the Calculation Agent:

(A)      the suspension of or material limitation on trading in the Component Commodity or Index Contract, or futures contracts or options related to the Component Commodity or Index Contract, on the Relevant Exchange for that Component Commodity or organized exchange or market of trading for that Index Contract;

(B)      either (i) the failure of trading to commence, or permanent discontinuance of trading, in the Component Commodity or Index Contract, or futures contracts or options related to the Component Commodity or Index Contract, on the Relevant Exchange for that Component Commodity or organized exchange or market of trading for that Index Contract, or (ii) the disappearance of, or of trading in, the Component Commodity or Index Contract;

(C)      the failure of the Relevant Exchange for the Component Commodity or organized exchange or market of trading for that Index Contract to publish the official daily settlement price of the Component Commodity or Index Contract for that day (or the information necessary for determining the settlement price); and solely with respect to Component Commodities other than Gold or any Index (or any Index Contract then comprising an Index or any Successor Index),

(D)       the occurrence since the Trade Date of a material change in the content, composition, or constitution of the Component Commodity; or

(E)         the occurrence since the Trade Date of a material change in the formula for or the method of calculating the settlement price of the Component Commodity.

For the purpose of determining whether a Disruption Event for a Component Commodity or an Index Contract has occurred:

(1)          a limitation on the hours in a trading day and/or number of days of trading will not constitute a Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange for the Component Commodity or organized exchange or market of trading for that Index Contract;

(2)          a suspension in trading in a Component Commodity on the Relevant Exchange for that Component Commodity or in an Index Contract on the organized exchange or market of trading for that Index Contract (without taking into account any extended or after-hours trading session), by reason of a price change reflecting the maximum permitted price change from the previous trading day’s settlement price will constitute a Disruption Event; and

(3)          a suspension of or material limitation on trading on a Relevant Exchange for a Component Commodity or an organized exchange or market of trading for an Index Contract will not include any time when the Relevant Exchange for that Component Commodity or an organized exchange or market of trading for that Index Contract is closed for trading under ordinary circumstances.

For purposes of calculating the Final Basket Level in the event of a Disruption Event relating to one or more Component Commodities or Index Contracts in accordance with the above, “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Component Commodity or on the organized exchange or market of trading for the affected Index Contract.

If an Index Unavailability Event is in effect on the scheduled Valuation Date (and no Disruption Event is then in effect), the Calculation Agent will determine the Final Commodity Price for the affected Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability Event, using the closing price for each Index Contract most recently constituting the Index on the organized exchange or market of trading for that Index Contract.

An “Index Unavailability Event” means that an Index is not calculated and published by the Index Sponsor or any Successor Index is not calculated and published by the sponsors thereof.

Index Adjustment

If the Index Sponsor discontinues publication of an Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index, a “Successor Index”), then the Final Commodity Price for such Index will be determined by reference to the level of such Successor Index at the close of trading on the organized exchange or market of trading for any futures contract (or any combination thereof) included in the Successor Index last to close on the Valuation Date; provided, however, that the Calculation Agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Index so that the level of the Successor Index reflects the same level as that of the discontinued Index before it was discontinued.  Upon any selection by the Calculation Agent of a Successor Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to the Issuer and to the holders of the notes.

If the Index Sponsor discontinues publication of an Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Final Commodity Price for such Index on the Valuation Date.  The Final Commodity Price for such Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, using the settlement prices at the close of trading on the Valuation Date on the organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index (or, if trading in any such futures contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation).

If at any time the method of calculating an Index or a Successor Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Index or Successor Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Commodity Price for such Index or Successor Index with reference to the Index or such Successor Index as adjusted.  Accordingly, if the method of calculating the Index or a Successor Index is modified or rebased so that the level of the Index or Successor Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of the Index or Successor Index in order to arrive at a level of the Index or Successor Index as if it has not been modified or rebased.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Commodity Services Inc.

Hypothetical Redemption Amount Payment Examples

If the Final Basket Level on the Valuation Date is greater than the Initial Basket Level, the notes will pay at maturity a Redemption Amount equal to the principal amount invested plus the product of $1,000, the Basket Return and the Upside Participation Rate.  If the Final Basket Level on the Valuation Date is equal to or less than the Initial Basket Level but greater than the Buffer Level, the notes will pay at maturity a Redemption Amount equal to the principal amount invested.  If the Final Basket Level on the Valuation Date is equal to or less than the Initial Basket Level but less than the Buffer Level, the notes will pay at maturity a Redemption Amount equal to the principal amount invested plus the product of $1,000 and the sum of the Basket Return and the Protection Percentage.  If the Final Basket Level is less than the Initial Basket Level and less than the Buffer Level, you will be exposed to a loss of up to 80% of the principal you invest in the notes.  Accordingly, you could lose up to $800 for each $1,000 principal amount.

The table below illustrates the hypothetical Redemption Amount at maturity per $1,000 in principal amount of notes, based on a hypothetical range of performance for the Final Basket Level (which will be determined on the Valuation Date) from 0 to 200, as well as, hypothetical values for the Basket Return (which will be calculated on the Valuation Date), the Initial Commodity Price of each Component Commodity calculated on the Trade Date, the Final Commodity Price of each Component Commodity (which will be calculated on the Valuation Date), an Upside Participation Rate of 187% (which will be determined on the Trade Date), a Protection Percentage of 20% (which will be determined on the Trade Date) and a Buffer Level of 80% of the Initial Basket Level (which will be determined on the Trade Date).  The Initial Basket Level has been set at 100 as of the Trade Date.  The following results are based solely on the hypothetical examples cited; the Final Basket Levels, the Initial Commodity Prices and the Final Commodity Prices have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the price of the Component Commodities.  Numbers in the examples have been rounded for ease of analysis.

Final Basket Level	Initial Basket Level	Basket Return	Redemption Amount (per $1,000 principal amount)[1]
200	100	100%	$2,870
190	100	90%	$2,683
180	100	80%	$2,496
170	100	70%	$2,309
160	100	60%	$2,122
150	100	50%	$1,935
140	100	40%	$1,748
130	100	30%	$1,561
120	100	20%	$1,374
110	100	10%	$1,187
100	100	0%	$1,000
90	100	-10%	$1,000
80	100	-20%	$1,000
70	100	-30%	$900
60	100	-40%	$800
50	100	-50%	$700
40	100	-60%	$600
30	100	-70%	$500
20	100	-80%	$400
10	100	-90%	$300
0	100	-100%	$200

If the Final Basket Level is greater than the Initial Basket Level, the Redemption Amount per $1,000 note will equal $1,000 + ($1,000 x Basket Return x Upside Participation Rate).  If the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, the Redemption Amount per $1,000 note will equal $1,000.  If the Final Basket Level is less than the Initial Basket Level and is less than the Buffer Level, the Redemption Amount per $1,000 note will equal $1,000 + $1,000 x (Basket Return + Protection Percentage).

Example 1: The Final Commodity Price of each Component Commodity increases relative to its Initial Commodity Price, resulting in a Final Basket Level of 130, a Basket Return of 30% and a Redemption Amount of $1,561 per $1,000 note.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting	Weighted Component Commodity Return
Crude Oil	64.86	84.318	15%	0.045
Natural Gas	8.075	10.4975	10%	0.03
RBOB Gasoline	2.4366	3.16758	5%	0.015
Heating Oil	1.9292	2.50796	5%	0.015
Aluminum	2760.5	3588.65	7%	0.021
Copper	7455	9691.5	7%	0.021
Nickel	52490	68237	6%	0.018
Zinc	3670	4771	5%	0.015
Lead	2005	2606.5	5%	0.015
Gold	656.75	853.775	5%	0.015
GSCI® Livestock	378.3157	491.81041	10%	0.03
GSCI® Agriculture	60.9566	79.24358	20%	0.06
Sum of Weighted Component Commodity Returns =				0.30
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				130.0

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (130 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $1,000 + ($1,000 x Basket Return x Upside Participation Rate) and is calculated as follows:

Redemption Amount per $1,000 principal amount of notes = $1,000 + ($1,000 x 30% x 187%)= $1,561

Example 2: The Final Commodity Price of each Component Commodity decreases relative to its Initial Commodity Price, resulting in a Final Basket Level of 90, a Basket Return of – 10% and a Redemption Amount of $1,000 per $1,000 note.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting	Weighted Component Commodity Return
Crude Oil	64.86	58.374	15%	–0.015
Natural Gas	8.075	7.2675	10%	–0.01
RBOB Gasoline	2.4366	2.19294	5%	–0.005
Heating Oil	1.9292	1.73628	5%	–0.005
Aluminum	2760.5	2484.45	7%	–0.007
Copper	7455	6709.5	7%	–0.007
Nickel	52490	47241	6%	–0.006
Zinc	3670	3303	5%	–0.005
Lead	2005	1804.5	5%	–0.005
Gold	656.75	591.075	5%	–0.005
GSCI® Livestock	378.3157	340.48413	10%	–0.01
GSCI® Agriculture	60.9566	54.86094	20%	–0.02
Sum of Weighted Component Commodity Returns =				–0.1
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				90.0

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (90 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $1,000, because the Final Basket Level was less than the Initial Basket Level but was greater than the Buffer Level of 80% of the Initial Basket Level.

Example 3: The Final Commodity Price of each Component Commodity decreases relative to its Initial Commodity Price, resulting in a Final Basket Level of 70, a Basket Return of –30% and a Redemption Amount of $900 per $1,000 note.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting	Weighted Component Commodity Return
Crude Oil	64.86	45.402	15%	–0.045
Natural Gas	8.075	5.6525	10%	–0.03
RBOB Gasoline	2.4366	1.70562	5%	–0.015
Heating Oil	1.9292	1.35044	5%	–0.015
Aluminum	2760.5	1932.35	7%	–0.021
Copper	7455	5218.5	7%	–0.021
Nickel	52490	36743	6%	–0.018
Zinc	3670	2569	5%	–0.015
Lead	2005	1403.5	5%	–0.015
Gold	656.75	459.725	5%	–0.015
GSCI® Livestock	378.3157	264.82099	10%	–0.03
GSCI® Agriculture	60.9566	42.66962	20%	–0.06
	Sum of Weighted Component Commodity Returns =			–0.3
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				70.0

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (70 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $1,000 + $1,000 x (Basket Return + Protection Percentage) and is calculated as follows:

Redemption Amount per $1,000 principal amount of notes = $1,000 + $1,000 x (–30% + 20%)= $900

Example 4: The Final Commodity Prices of Crude Oil, RBOB Gasoline, Aluminum, Nickel, Lead and GSCI® Agriculture appreciate relative to their respective Initial Commodity Prices, while the Final Commodity Price of Natural Gas, Heating Oil, Copper, Zinc, Gold and GSCI® Livestock depreciate relative to their respective Initial Commodity Prices, resulting in a Final Basket Level of 110, a Basket Return of 10% and a Redemption Amount of $1,187 per $1,000 note.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting	Weighted Component Commodity Return
Crude Oil	64.86	84.318	15%	0.045
Natural Gas	8.075	7.2675	10%	–0.01
RBOB Gasoline	2.4366	3.16758	5%	0.015
Heating Oil	1.9292	1.73628	5%	–0.005
Aluminum	2760.5	3312.6	7%	0.014
Copper	7455	6709.5	7%	–0.007
Nickel	52490	68237	6%	0.018
Zinc	3670	3303	5%	–0.005
Lead	2005	2406	5%	0.01
Gold	656.75	591.075	5%	–0.005
GSCI® Livestock	378.3157	340.48413	10%	–0.01
GSCI® Agriculture	60.9566	73.14792	20%	0.04
	Sum of Weighted Component Commodity Returns =			0.10
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				110.0

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (110 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $1,000 + ($1,000 x Basket Return x Upside Participation Rate) and is calculated as follows:

Redemption Amount per $1,000 principal amount of notes = $1,000 + ($1,000 x 10% x 187%)= $1,187

Example 5: The Final Commodity Prices of Natural Gas, Heating Oil, Copper, Zinc, Gold and GSCI® Livestock appreciate relative to their respective Initial Commodity Prices, while the Final Commodity Prices of Crude Oil, RBOB Gasoline, Aluminum, Nickel, Lead and GSCI® Agriculture depreciate relative to their respective Initial Commodity Prices, resulting in a Final Basket Level of 80, a Basket Return of -20% and a Redemption Amount of $1,000 per $1,000 note.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting	Weighted Component Commodity Return
Crude Oil	64.86	38.916	15%	–0.06
Natural Gas	8.075	8.8825	10%	0.01
RBOB Gasoline	2.4366	1.46196	5%	–0.02
Heating Oil	1.9292	2.12212	5%	0.005
Aluminum	2760.5	1656.3	7%	–0.028
Copper	7455	8200.5	7%	0.007
Nickel	52490	31494	6%	–0.024
Zinc	3670	3853.5	5%	0.0025
Lead	2005	1203	5%	–0.02
Gold	656.75	689.5875	5%	0.0025
GSCI® Livestock	378.3157	397.231485	10%	0.005
GSCI® Agriculture	60.9566	36.57396	20%	–0.08
	Sum of Weighted Component Commodity Returns =			–0.2
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				80.0

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (80 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $1,000, because the Final Basket Level was less than or equal to the Initial Basket Level but was greater than or equal to the Buffer Level of 80% of the Initial Basket Level.

Example 6: The Final Commodity Prices of Natural Gas, Gold and GSCI® Livestock appreciate relative to their respective Initial Commodity Prices, while the Final Commodity Prices of Crude Oil, RBOB Gasoline, Heating Oil, Copper, Aluminum, Nickel, Zinc, Lead and GSCI® Agriculture depreciate relative to their respective Initial Commodity Prices, resulting in a Final Basket Level of 60, a Basket Return of -40% and a Redemption Amount of $800 per $1,000 note.

The table below illustrates how the Final Basket Level in the above example was calculated:

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting	Weighted Component Commodity Return
Crude Oil	64.86	25.944	15%	–0.09
Natural Gas	8.075	7.2675	10%	–0.01
RBOB Gasoline	2.4366	0.97464	5%	–0.03
Heating Oil	1.9292	1.7671472	5%	–0.0042
Aluminum	2760.5	1104.2	7%	–0.042
Copper	7455	6411.3	7%	–0.0098
Nickel	52490	20996	6%	–0.036
Zinc	3670	3156.2	5%	–0.007
Lead	2005	802	5%	–0.03
Gold	656.75	564.805	5%	–0.007
GSCI® Livestock	378.3157	325.351502	10%	–0.014
GSCI® Agriculture	60.9566	24.38264	20%	–0.12
Sum of Weighted Component Commodity Returns =				–0.40
Final Basket Level = 100 x (1+ Sum of the Weighted Component Commodity Returns) =				60.0

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (60 – 100) / 100

The Redemption Amount per $1,000 principal amount equals $1,000 + $1,000 x (Basket Return + Protection Percentage) and is calculated as follows:

Redemption Amount per $1,000 principal amount of notes = $1,000 + $1,000 x ( –40% + 20%)= $800

Historical Component Commodity Prices and Basket Return

The following graphs show the daily closing price of each of the contracts for the Component Commodities (other than the Indices) on the Relevant Exchange from May 10, 2002 through May 11, 2007, using historical data obtained from Bloomberg Financial Markets; the daily closing price of the contract for RBOB Gasoline on the NYMEX is presented from October 3, 2005 (the date it commenced trading) to May 11, 2007; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of these prices.  The historical data is not necessarily indicative of the future performance of the prices of each of the contracts for such Component Commodities, or what the value of the notes may be.  Fluctuations in the prices of each of the contracts for such Component Commodities make it difficult to predict whether the Final Commodity Price for each such Component Commodity will be greater than the Initial Commodity Price of each such Component Commodity and, consequently, whether the Redemption Amount payable at maturity will be greater than the principal amount invested.  Historical fluctuations in the prices may be greater or lesser than fluctuations in the prices of each of the contracts for such Component Commodities experienced by the holders of the notes.

The following graphs show daily historical levels for each Index from May 10, 2002 through May 11, 2007, using historical data obtained from Bloomberg Financial Markets.  The historical levels of the Indices are not necessarily indicative of the future performance of the Indices, or what the value of the notes may be.  Fluctuations in the level of the Indices make it difficult to predict whether the Final Commodity Price for each Index will be greater than the Initial Commodity Price of each Index, and accordingly whether the Redemption Amount payable at maturity will be greater than the principal amount invested.  Fluctuations in the daily historical levels of the Indices and the historical prices of the Index Contracts may be greater or lesser than fluctuations experienced by the holders of the notes.

The following chart shows the hypothetical daily historical Basket Return based on the hypothetical composite performance of the Commodity Prices for the Component Commodities on the Relevant Exchange, using historical data from October 3, 2005 through May 11, 2007, obtained from Bloomberg Financial Markets; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of these prices.  For purposes of illustration only, the Basket Return shown in the chart below was indexed to a level of 0.0 on October 3, 2005, based upon the Commodity Prices for the Component Commodities on that day, and the composite value of the Component Commodities on any prior day was obtained by using the calculation of the Basket Return described above.

Under the terms of the notes and for purposes of calculating the Redemption Amount, the initial Basket Return will be indexed to a level of 0.0 on the Trade Date, based on the Initial Commodity Prices for the Component Commodities on the Trade Date.

Information on the Component Commodities

The Redemption Amount payable on the Maturity Date will be determined by the Basket Return, which is dependent on the official settlement price on the Valuation Date of the Component Commodities.  Lehman Brothers Holdings Inc. has derived all information regarding the commodities futures markets, the NYMEX, the LME and the LBMA from publicly available sources.  Information concerning the LME and Aluminum, Copper, Nickel, Zinc and Lead trading on the LME reflects the policies of, and is subject to change without notice by, the LME.  Information concerning the NYMEX and Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil trading on the NYMEX reflects the policies of, and is subject to change without notice by, the NYMEX. Information concerning the LBMA and Gold trading on the LBMA reflects the policies of, and is subject to change without notice by, the LBMA.   Neither Lehman Brothers Holdings Inc. nor Lehman Brothers Inc. makes any representation or warranty as to the accuracy or completeness of such information.

The Commodity Price for each Component Commodity is displayed on Bloomberg under the following symbols:

Component Commodity	Bloomberg Symbol
Crude Oil	CL1
Natural Gas	NG1
RBOB Gasoline	XB1*
Heating Oil	HO1*
Aluminum	LOAHDY
Copper	LOCADY
Nickel	LONIDY
Zinc	LOZSDY
Lead	LOPBDY
Gold	GOLDLNPM
GSCI® Livestock	SPGSLVP **
GSCI® Agriculture	SPGSAGP **

*          XB1 and HO1 are expressed on Bloomberg as cents per gallon, not USD per gallon.

**       The S&P GSCI® Agriculture Index Excess Return was formerly known as the GSCI® Agriculture Index Excess Return.  The S&P GSCI® Livestock Index Excess Return was formerly known as the GSCI® Livestock Index Excess Return.  For more information on the S&P GSCI® Agriculture Index Excess Return and the S&P GSCI® Livestock Index Excess Return, please see “The S&P GSCI® Indices” below.

The Commodity Futures Markets

At present, all of the Component Commodities, other than GSCI® Livestock and GSCI® Agriculture, are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets.  Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities (such as the Financial Services Authority (FSA) in the United Kingdom). However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description.  Because the notes do not constitute futures contracts or commodity options, noteholders will not benefit from the aforementioned clearing house guarantees or the regulatory protections of the CFTC, the FSA or any other non-U.S. regulatory authority.

Information on Crude Oil, Heating Oil, Natural gas and RBOB Gasoline Trading on the New York Mercantile Exchange (NYMEX)

The NYMEX was established in 1872 as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. It is now the largest exchange in the world for the trading of energy futures and options contracts, including contracts for Crude Oil, RBOB Gasoline, Heating Oil and Natural Gas. It is also a leading North American exchange for the trading of platinum group metals and other precious metals contracts. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform. The establishment of energy futures on the NYMEX occurred in 1979, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the crude oil futures contract in 1983 and unleaded gasoline futures in 1984.

The Commodity Prices for each of Crude Oil, RBOB Gasoline, Heating Oil and Natural Gas are the U.S. dollar cash buyer settlement price (per barrel, in the case of Crude Oil, per million British thermal units (Btu) in the case of Natural Gas, and, as the U.S. dollar price per gallon in the case of RBOB Gasoline and Heating Oil) of the “first nearby month” contract traded on NYMEX.  The “first nearby month” contract is, at any given time, the contract next scheduled for settlement.  For example, in May, 2007, prior to the termination of trading in a given commodity contract, the first nearby month futures contract for a given commodity is the June 2007 futures contract, which is the contract for delivery of the commodity in June 2007.  After the contract terminates trading in that month, the first nearby contract will be the July 2007 futures contract, which is the contract for delivery of the commodity in July 2007.  See below for the dates in any given month in which trading terminates in the Crude Oil, RBOB Gasoline, Heating Oil and Natural Gas contracts.

The Crude Oil contract trades on NYMEX in units of 1,000 barrels and the delivery point is Cushing, Oklahoma. The Crude Oil Contract provides for delivery of several grades of domestic and internationally traded foreign crude oils. It may be settled by delivery of West Texas Intermediate, Low Sweet Mix, New Mexican Sweet, North Texas Sweet, Oklahoma Sweet or South Texas Sweet. Trading in the Crude Oil contract terminates at the close of business on the third business day prior to the 25th calendar day of the month preceding the delivery month (or if the 25th calendar day of the month is a non-business day, on the third business day prior to the business day preceding the 25th calendar day).

The contract for Heating Oil — also known as No. 2 fuel oil — trades on NYMEX in units of 1,000 barrels, and the price is based on delivery in New York Harbor, the principal cash market trading center.  Heating Oil accounts for about 25% of the yield of a barrel of crude, the second largest “cut” after gasoline.  Trading in the Heating Oil contract terminates at the close of business on the last business day of the month preceding the delivery month.

The contract for RBOB Gasoline (reformulated gasoline blendstock for oxygen blending) trades on NYMEX in units of 1,000 barrels, and the price is based on delivery at petroleum products terminals in the New York Harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York Harbor area or from the Gulf Coast refining centers.  RBOB Gasoline conforms to industry standards for reformulated regular gasoline blendstock for blending with 10% denatured fuel ethanol (92% purity), as listed by the Colonial Pipeline for fungible F grade for sales in New York and New Jersey, and is a wholesale non-oxygentated blendstock traded in the New York Harbor barge market.  Trading in the RBOB Gasoline contract terminates at the close of business on the last business day of the month preceding the delivery month.

The Natural Gas contract trades on NYMEX in units of 10,000 million British thermal units (Btu). The price is based on delivery at the Sabine Pipe Line Co. Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border.  Trading in the Natural Gas contract terminates three business days prior to the first calendar day of the delivery month.

Information on Aluminum, Copper, Nickel, Zinc and Lead Trading on the London Metal Exchange (LME)

The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of aluminum, copper, nickel, zinc and lead—as well as tin and aluminum alloy—are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers.  Further, the LME does not require client orders to be exposed to the market via LME Select (the LME’s official electronic trading platform), inter-office dealing or the floor of the exchange trading, and LME members may, at their option (unless they have specific client instructions to the contrary) cross the order against their own book or that of another customer, rather than expose it to the market.  As a result price discovery will take place against LME members’ net exposures during the relevant LME second ring (as discussed below).

In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, LME contracts are be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract, weekly from three months to six months, and monthly thereafter up to 63, 27 and 15 months forward (depending on the commodity).  Further, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

The trading on the LME is transacted through open-outcry sessions on the LME floor, electronically on LME Select and through inter-office dealing, which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:45 am to 1:05 pm and from 2:55 to 4:15 pm, London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros.

The LME is not a cash-cleared market. Both inter-office and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlement costs. The LME is subject to regulation by the FSA.

Aluminum was introduced as a contract on the LME in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987.  Aluminum trades on the LME in units of 25 metric tons and the settlement price of Aluminum for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement.  Aluminum contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 63 months.

Copper has traded on the LME since its establishment.  The Copper contract traded on the LME was upgraded to High Grade Copper in November 1981 and again to the current Copper — Grade A contract in June 1986.  Copper trades on the LME in units of 25 metric tons and the settlement price of Copper for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement.  Copper contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 63 months.

Nickel has traded on the LME since 1979.  The Nickel contract is for Primary Nickel.  Nickel trades on the LME in units of 6 metric tons and the settlement price of Nickel for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement.  Nickel contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 27 months.

Zinc has traded on the LME unofficially since its establishment and officially since 1915, and the Zinc contract has undergone a number of upgrades, most recently to the current Special High Grade contract in June 1986.  Zinc trades on the LME in units of 25 metric tons and the settlement price of Zinc for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement.  Zinc contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 27 months.

Lead has traded unofficially on the LME since before 1900 and began trading officially in 1920, and the current Standard Lead contract was introduced in 1953.  Lead trades on the LME in units of 25 metric tons and the settlement price of Lead for cash delivery is the price for the contract, expressed as

U.S. dollars per metric ton, scheduled for same-day settlement.  Lead contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 15 months.

The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel and zinc.

Information on Gold and the London Bullion Market Association (LBMA)

The London Gold Bullion Market

The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is an official “fixing” which provides reference gold prices, quoted in U.S. dollars per troy ounce, for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

The S&P GSCI® Indices

The GSCI® Agriculture and the GSCI® Livestock are two Component Commodities. Each of the Indices is a constituent of the larger S&P Goldman Sachs Commodity Index (“GSCI®”). The GSCI® and the Indices are published by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”) and are determined, composed and calculated by S&P without regard to the notes.

The Indices reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the GSCI®. Since the GSCI® is the parent index of the Indices, the methodology for compiling the GSCI® relates as well to the methodology of compiling the Indices.

The GSCI® is a proprietary index that Goldman, Sachs & Co. (“Goldman, Sachs”) developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with S&P by which GS Group sold to S&P all of the rights of Goldman, Sachs in the GSCI® and all related indices and Indices, as well as certain intellectual property related to the GSCI®. According to publicly available information, as of that date, Goldman, Sachs no longer owned the Indices and is no longer responsible for the calculation, publication or administration of the Indices, or for any changes to the methodology, except that Goldman, Sachs will provide S&P with certain support services during the limited transition period. However, all decisions with respect to the Indices will be made, and the related actions will be taken, solely by S&P. Goldman, Sachs will have no control over any matters related to the Indices.

The S&P GSCI® Agriculture Index Excess Return was formerly known as the GSCI® Agriculture Index Excess Return.  The S&P GSCI® Livestock Index Excess Return was formerly known as the GSCI® Livestock Index Excess Return.

As of April 17, 2007, the GSCI® Agriculture consisted of the following agricultural futures contracts included in the GSCI®: Chicago wheat, Kansas wheat, corn, soybeans, coffee, sugar, cocoa and cotton. As of April 17, 2007, the GSCI® Agriculture comprised 11.70% of the total GSCI®. In turn, as of that date, 24.5% of the value of GSCI® Agriculture was determined by the futures contracts for Chicago wheat, 8.5% was determined by futures contracts for Kansas wheat, 27.9% was determined by futures contracts for corn, 15.0% was determined by futures contracts for soybeans, 9.4% was determined by futures contracts for sugar, 6.9% was determined by futures contracts for cotton, 5.8% was determined by futures contracts for coffee and 2.0% was determined by futures contracts for cocoa.

As of April 17, 2007, the GSCI® Livestock consisted of the following livestock futures contracts included in the GSCI®: live cattle, feeder cattle and lean hogs. As of April 17, 2007, the GSCI® Livestock comprised 5.04% of the total GSCI®. In turn as of that date, 53.4% of the value of the GSCI® Livestock was determined by futures contracts 35 for live cattle, 12.7% of the value of the GSCI® Livestock was determined by futures contracts for feeder cattle and 33.9% of the value of the GSCI® Livestock was determined by futures contracts for lean hogs.

The value of the Indices on any given day reflects:

•                  the price levels of the contracts included in the Indices (which represents the value of the Indices), and

•                  the “contract daily return,” which is the percentage change in the total dollar weight of the Indices from the previous day to the current day.

The GSCI® is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Advisory Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI® has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology used to calculate the GSCI® and the Indices as of the date hereof. The methodology for determining the composition and weighting of the GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI®, as described below. S&P makes the official calculations of the GSCI® and the Indices.  S&P makes the official calculations of the GSCI®. At present, these calculations are performed continuously and are reported on Reuters Page GSCI® with respect to the GSCI® and are updated on Reuters at least once every three minutes during business hours on each GSCI® business day.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the GSCI® and its Indices has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the GSCI® methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading plat form. S&P, in consultation with its Advisory Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the GSCI® methodology, in advance of their effectiveness.

The Advisory Committee

S&P has established an Advisory Committee to assist it in connection with the operation of the GSCI®. The Advisory Committee meets on a regular basis and at other times upon the request of S&P. The principal purpose of the Advisory Committee is to advise S&P with respect to, among other things, the calculation of the GSCI®, the effectiveness of the GSCI® as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI®. The Advisory Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI® are made by S&P.

The Advisory Committee meets once during each year. Prior to the meeting, S&P determines the commodities to be included in the GSCI® for the following calendar year, as well as the weighting factors for each commodity. The Advisory Committee members receive the proposed composition of the GSCI® in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Committee on any other significant matters with respect to the calculation or operation of the GSCI®. The Advisory Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the GSCI®

In order to be included in the GSCI®, a contract must satisfy the following eligibility criteria:

•                  The contract must be in respect of a physical commodity and not a financial commodity.

•                  In addition, the contract must:

•                  have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

•                  at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the GSCI® that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•                  is denominated in U.S. dollars; and

•                  is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•                  makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•                  makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•                  accepts bids and offers from multiple participants or price providers; and

•                  is accessible by a sufficiently broad range of participants.

With respect to inclusion on each Index, a contract must be in respect to the physical commodity that is described by that specific index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI®. In appropriate circumstances, however, S&P, in consultation with the Advisory Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the GSCI®, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P is not such a member or participant, to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•                  Not included in the GSCI® at the time of determination and that is based on a commodity that is not represented in the GSCI® at such time must, in order to be added to the GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•                  A contract that is already included in the GSCI® at the time of determination and that is the only contract on the relevant commodity included in the GSCI® must, in order to continue to be included in the GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•                  A contract that is not included in the GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI® at such time must, in order to be added to the GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•                  A contract that is already included in the GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI® at such time must, in order to continue to be included in the GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is:

•                  already included in the GSCI® at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI® and each contract’s percentage of the total is then determined.

•                  A contract that is not included in the GSCI® at the time of determination must, in order to be added to the GSCI® at such time, have a reference percentage dollar weight of at least 0.75% (or at least 1.0% from January 2007).

•                  In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the GSCI® in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the GSCI® attributable to such commodity exceeding a particular level.

•                  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI® attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the GSCI®, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI® attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI® attributable to it.

The contracts currently included in the GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The quantity of each of the contracts included in the GSCI® is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P, in consultation with its advisory committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the GSCI®, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the GSCI® are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI® is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI® to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI® will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the GSCI®, in consultation with the Advisory Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the GSCI®. Commodities included in the GSCI® which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Advisory Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the GSCI® are necessary or appropriate in order to assure that the GSCI® represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Committee.

Contract Expirations

Because the GSCI® comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI® for each commodity during a given year are designated by S&P, in consultation with the Advisory Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the GSCI

The value of the GSCI® on any given day is equal to the total dollar weight of the GSCI® divided by a normalizing constant that assures the continuity of the GSCI® over time. The total dollar weight of the GSCI® is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

•                  the daily contract reference price,

•                  multiplied by the appropriate CPWs, and

•                  during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI® calculation.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI® on the preceding day, minus one.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•                  no daily contract reference price is available for a given contract expiration;

•                  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•                  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•                  trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Indices

The value of any of the Indices on any GSCI® business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding GSCI® business day multiplied by (2) one plus the contract daily return of the applicable Index on the GSCI® business day on which the calculation is made.

Information

All information contained herein relating to the GSCI® and each of the Indices, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

The information contained herein with respect to each of the Indices and the GSCI® reflects the policies of and is subject to change by the S&P.

Current information regarding the market value of the Indices is available from S&P and from numerous public information sources. The Issuer makes no representation that the publicly available information about the Indices is accurate or complete.

License Agreement with Standard & Poor’s

The Issuer and its affiliates currently have a non-exclusive license from S&P to use the GSCI® and the Indices in connection with the offered notes. Effective February 8, 2007 Goldman, Sachs completed a transaction with S&P by which all rights in the GSCI® and Indices were sold to S&P.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE GSCI® OR THE INDICES TO TRACK GENERAL STOCK MARKET PERFORMANCE, THE PERFORMANCE OF THE GENERAL COMMODITY MARKET, OR THE PERFORMANCE OF SPECIFIC COMMODITIES. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE GSCI® AND THE INDICES WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE GSCI® OR THE INDICES. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE GSCI® OR THE INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE GSCI® OR THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE GSCI® OR THE INDICES OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as financial contracts as described under “Supplemental United States Federal Income Tax Consequences—Financial Contracts” in the MTN prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price set forth on the cover of the pricing supplement and to certain dealers at a discount to such price. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$4,210,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

Buffered Return Enhanced Notes Linked to a Basket of Ten Commodities and Two Commodity Indices
Due November 24, 2010

______________________

PRICING SUPPLEMENT

MAY 17, 2007

(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)

______________________

LEHMAN BROTHERS